UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 2, 2008

Noven Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17254	59-2767632
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11960 S.W. 144th Street, Miami, Florida		33186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	305-253-5099

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2008, Noven Pharmaceuticals, Inc. (the "Company") issued a press release, attached hereto as Exhibit 99.1, announcing that Robert C. Strauss has retired from his roles as President, Chief Executive Officer, director and Chairman of the Company.

In connection with Mr. Strauss' departure, the Company and Mr. Strauss have entered into a Separation Agreement (the "Strauss Agreement"), dated January 2, 2008 (the "Effective Date"),which provides for (1) a lump sum separation payment of $1,080,597, less applicable taxes and withholding, to be paid on or before March 15, 2008, (2) an award under the Company's 2007 Management Incentive Plan (the "MIP"), based on the Company's 2007 financial performance and subject to and consistent with adjustments made by the Company for its executive officers, to be paid at the same time and in the same manner as the Company's executive officers, (3) a grant of 50,000 restricted stock units, granted under the Company's 1999 Long-Term Incentive Plan, which shall vest on the second anniversary of the Effective Date, provided that Mr. Strauss does not violate certain non-competition, non-solicitation and confidentiality agreements included in the Strauss Agreement, (4) an extension of the exercise period for all of Mr. Strauss' currently vested stock options and currently vested stock appreciation rights through December 31, 2009, and (5) the payment of all accrued but unused vacation time through the Effective Date. The foregoing description of the Strauss Agreement and the restricted stock unit grant are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference. The Company expects to record the expenses associated with the Strauss Agreement in its financial results for the fourth quarter of 2007.

Also on January 3, 2008, the Company announced the appointment of Jeffrey F. Eisenberg as Executive Vice President and Interim Chief Executive Officer as of the Effective Date. Mr. Eisenberg, 42, has been with the Company since November 1998 and, since May 2005, has served as the Company's Senior Vice President – Strategic Alliances. From January 2001 to September 2001, he served as the Company's Vice President, General Counsel & Corporate Secretary, and from September 2001 to May 2005, he served as the Company's Vice President – Strategic Alliances, General Counsel & Corporate Secretary. From 1995 through 1998, Mr. Eisenberg served as Associate General Counsel and then as Acting General Counsel of IVAX Corporation. Prior to joining IVAX, he was a lawyer in the corporate securities department of the law firm of Steel Hector & Davis.

In connection with his appointment as Executive Vice President and Interim Chief Executive Officer, Mr. Eisenberg has entered into a Letter Agreement, dated January 2, 2008, which provides for a 90-day term, unless extended, for his service as Interim Chief Executive Officer. The Letter Agreement also provides that, for his service as Interim Chief Executive Officer, Mr. Eisenberg will receive (1) $100,000 cash compensation, to be paid at the end of the 90-day term, which compensation will be in addition to his regular salary payments, and (2) restricted stock with a value equal to $100,000, valued as of the grant date on January 2, 2008, which shall vest in eight equal quarterly installments beginning on March 31, 2008. The Letter Agreement also provides for severance in the event Mr. Eisenberg were to be terminated without "cause" or were to resign for "good reason" (as such terms are defined in the Letter Agreement) prior to December 31, 2009, in which event he would receive (a) severance equal to one year of his then-current salary, (b) an amount equal to the fixed percentage of base salary set by the Company's Compensation Committee pursuant to the Company's Annual Incentive Plan in effect during the applicable fiscal year of the date of termination (the current percentage is set at 45% of base salary), (c) immediate vesting of the restricted stock outstanding at the date of such termination or resignation, and (d) an extension of the exercise period for then vested options from 90 days to 12 months from the date of such termination or resignation. The foregoing descriptions of the Letter Agreement with Mr. Eisenberg and the restricted stock grant are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.3 and 10.4, respectively, and are incorporated herein by reference.

In addition, the Company announced the appointment of Wayne P. Yetter, the Company's current lead independent director, as the Company's non-executive Chairman, effective on the Effective Date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Separation Agreement between Robert C. Strauss and the Company, dated January 2, 2008.
10.2 Form of Restricted Stock Unit Agreement.
10.3 Letter Agreement between Jeffrey F. Eisenberg and the Company, dated January 2, 2008.
10.4 Restricted Stock Agreement between Jeffrey F. Eisenberg and the Company, dated January 2, 2008.
99.1 Press Release issued by Noven Pharmaceuticals, Inc. on January 3, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noven Pharmaceuticals, Inc.

January 3, 2008	By:	/s/ Jeff Mihm

Name: Jeff Mihm
Title: Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement between Robert C. Strauss and the Company, dated January 2, 2008
10.2	Form of Restricted Stock Unit Agreement
10.3	Letter Agreement between Jeffrey F. Eisenberg and the Company, dated January 2, 2008
10.4	Restricted Stock Agreement between Jeffrey F. Eisenberg and the Company, dated January 2, 2008
99.1	Press Release issued by Noven Pharmaceuticals, Inc. on January 3, 2008